Exhibit 10.2

Dear [Officer]:

Re: Change in Control Severance Agreement

The Board of Directors of SureWest Communications (“SureWest”) for and on behalf of itself and all of its subsidiaries and affiliates has recently approved a contract to provide enhanced severance payments and benefits to certain SureWest executives and certain other key management employees in the event of certain terminations of employment connected with a change in control of SureWest (the “Agreement”).  This Agreement is the Change in Control Severance Agreement described in the SureWest Communications Change in Control Severance Plan (the “Plan”).  This Agreement enumerates the Plan benefits that may be provided to you as referenced in Section II of the Plan.  The below sets forth your rights and obligations under this Agreement.

Payments and benefits provided by this Agreement are in lieu of any payments or benefits to which you may be entitled under any other severance program or contract.  Furthermore, this is not a contract of employment and nothing contained herein shall confer on you any right to be retained, in any position, as an employee, consultant or officer of SureWest or any of its subsidiaries or affiliates (the “Companies”), and you shall remain an employee-at-will.

1.              Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

(a)         “Base Amount” has the same meaning provided to such term by Treasury Regulations section 1.280G-1 Q/A-34.

(b)         “Board” means the Board of Directors of SureWest.

(c)          “Cause” means your (i) conviction of, or pleading nolo contendere to, a felony; (ii) conviction of, or pleading nolo contendere to any misdemeanor involving the purchase or sale or any security, mail or wire fraud, theft, embezzlement, moral turpitude or property of the Companies; (iii) material neglect of, willful misconduct in connection with, or material breach of, your duties to the Companies as an employee or officer including, without limitation, your obligations to protect the confidentiality of material non public information that you have obtained in the course of your employment, as well as your material obligations under The SureWest Code of Conduct, as may be amended from time to time, and (iv) any material breach or violation of the Companies’ Code of Ethics.

(d)         “Change in Control” means the first to occur (after the Effective Date as defined below) of any one of the following events:

SureWest Confidential

(i)                                     any “Person ,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act” ) (other than (A) any of the Companies, (B) any trustee or other fiduciary holding securities under an employee benefit plan of any of the Companies, (C) any entity owned, directly or indirectly, by the stockholders of SureWest in substantially the same proportions as their ownership of Voting Securities or (D) any corporation or other entity of which at least a majority of the combined voting power is owned directly or indirectly by SureWest) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly (not including any securities acquired directly (or through an underwriter) from SureWest or the Companies), of 50% or more of SureWest’s then outstanding securities eligible to vote in the election of the Board (“Voting Securities”);

(ii)                                  the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the date hereof, were members of the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of SureWest) whose appointment or election by the Board or nomination for election by SureWest’s stockholders was approved or recommended by a vote of a majority of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(iii)                               there is consummated a merger or consolidation of SureWest with any other corporation or entity or SureWest issues Voting Securities in connection with a merger or consolidation of any direct or indirect subsidiary of SureWest with any other corporation, other than (A) a merger or consolidation that would result in the stockholders of SureWest immediately prior to such merger or consolidation continuing to own directly or indirectly immediately after such merger or consolidation more than 50% of SureWest’s then outstanding Voting Securities or 50% of the combined voting power of the surviving or parent entity in such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of SureWest (or similar transaction) in which no Person, directly or indirectly, acquired 50% or more of SureWest’s then outstanding Voting Securities (not including any securities acquired directly (or through an underwriter) from SureWest or the Companies); or

(iv)                              the consummation of a plan of complete liquidation of SureWest or the consummation of the sale or disposition by SureWest of all or substantially all of SureWest’s assets to an entity, other than a sale or disposition of all or substantially all of SureWest’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by (A) stockholders of SureWest in substantially the same proportions as their ownership of SureWest immediately prior to such sale or (B) SureWest.

(e)          “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f)           “Code” means the Internal Revenue Code of 1986 as amended.

(g)          “Disability” shall mean a disability that would qualify as such under SureWest’s long term disability plan applicable to you at the time of your termination.

(h)         “ERISA” means the Employee Retirement Income Security Act of 1974 as amended.

(i)             “Excess Parachute Payment” has the same meaning provided to such term by Treasury Regulations section 1.280G-1 Q/A-3.

(j)            “Good Reason” means, the occurrence of any one or more of the following without your express written consent: (i) material reduction of your authority, duties, or responsibilities as they existed immediately prior to a Change in Control, (ii) material reduction of your base salary, annual bonus opportunity or long-term incentive opportunity as they existed immediately prior to a Change in Control, (iii) any successor corporation or entity’s refusal to expressly assume the obligations of the Agreement in connection with a Change in Control as required by Section 7 hereof, or (iv) relocation of your primary work location by more than fifty (50) miles from your primary work location immediately prior to a Change in Control.  Before “Good Reason” has been deemed to have occurred, you must give SureWest written notice (the “Good Reason Notice”) detailing why you believe a Good Reason event has occurred and such Good Reason Notice must be provided to SureWest within ninety days of the initial occurrence of such alleged Good Reason event.  SureWest shall then have thirty days after its receipt of the Good Reason Notice to cure or remedy the item(s) cited in the Good Reason Notice so that “Good Reason” will have not formally occurred with respect to the event in question.  If Good Reason is not timely cured or remedied by SureWest, then you must thereafter resign your employment for Good Reason within sixty days of the date that your Good Reason Notice was provided to SureWest or else you will have waived your ability to resign for Good Reason with respect to the events covered in the Good Reason Notice.  This “Good Reason” definition is intended to comply with the safe harbor provided under Treasury Regulation Section 1.409A-1(n)(2)(ii) and shall be interpreted accordingly.  For avoidance of doubt, in order to have Good Reason, the initial existence of any of the foregoing Good Reason events must first occur during the Protected Period.

(k)         “Parachute Payment” has the same meaning provided to such term by Treasury Regulations section 1.280G-1 Q/A-2.

(l)             “Protected Period” means the time period beginning with the earlier of (i) the approval of a definitive agreement by the Board of Directors of SureWest (the “Board”), which agreement, if consummated would result in a Change in Control, (ii) the approval by the Board of a transaction or series of transactions, the consummation of which would result in a Change in Control, (iii) the public announcement of a tender offer for SureWest’s voting stock, the completion of which would result in a Change in Control, or (iv) a Change in Control; and in each case ending one (1) year following the Change in Control.  For avoidance of doubt, the Protected Period shall only apply to the first Change in Control that occurs after the Effective Date and any subsequent Change in Control that may occur shall not have a Protected Period.

(m)     “Qualifying Termination” means a termination of your employment either (i) by SureWest other than for Cause and where your Termination Date occurred during the Protected Period or (ii) by you for Good Reason and where your Termination Date occurred during the Protected Period or within 150 days after the end of the Protected Period.  Termination of your employment on account of death, disability or retirement shall not be treated as a Qualifying Termination.

(n)         “Reduced Total Payments” means the lesser portion of the Total Payments that may be provided to you instead of the Total Payments pursuant to Section 4.  The Reduced Total Payments shall be the maximum amount from the Total Payments that can be provided to you without incurring Excess Parachute Payments.

(o)         “Separation from Service” has the meaning provided to such term under the final regulations promulgated under Code Section 409A.

(p)         “Termination Date” means the date on which you experience a Separation from Service from SureWest as a result of a Qualifying Termination.

(q)         “Total Payments” means collectively the benefits or payments provided by any of the Companies (or by any person who acquires ownership or effective control of SureWest or ownership of a substantial portion of SureWest’s assets (within the meaning of section 280G of the Code and the regulations thereunder) to or for the benefit of you under this Agreement or any other agreement or plan.

2.              Payments for Qualifying Termination.  If, and only if, you experience a Qualifying Termination, then contingent upon you timely executing and delivering to SureWest (and not revoking) a release in favor of the Companies substantially in the form annexed hereto as Exhibit A (the “Release”), you shall be entitled to the following payments and benefits specified in this Section 2 provided that the Release becomes effective by its own terms within 55 days after your Termination Date:

(a)         Severance.  On the later of (i) the 60th day following the Termination Date or (ii) the date of the Change in Control (such later date is the “Cash Payment Date”), SureWest shall pay you a lump sum cash payment equal to two times your annual base salary at the rate in effect on the Termination Date.

(b)         Incentive Compensation.  SureWest shall pay you on the Cash Payment Date a lump sum cash payment equal to two times your most recently established annual incentive target cash award.  In addition, all of your outstanding options to acquire SureWest common stock which have not vested as of the Termination Date shall become immediately vested as of the Termination Date and remain exercisable for the longer of the period provided in the applicable award agreement and plan pursuant to which such options were granted or ninety (90) days, but in no event beyond the expiration dates of such options.  Similarly, any outstanding restricted stock awards, restricted units, performance grants, any outstanding targeted long term incentive, or any grant to which you are entitled under any program, plan, contract or arrangement in existence at the time of your Qualifying Termination, shall become immediately vested and nonforfeitable as of the Termination Date whether or not earned as of the date of the Qualifying Termination.  Other than as provided in this Section 2(b), options and other equity-based awards shall continue to be subject to the applicable terms of the applicable plan and the agreements pursuant to which they were granted.

(c)          Health and Welfare Benefits.

(i)                                     Provided that you timely elect continuation coverage (as defined under COBRA) under SureWest’s medical and dental plans as in effect at the time of your Qualifying Termination, SureWest shall pay all COBRA premiums for you and your dependents under such plans (or any successor plans) until the earliest of (x) the termination of your COBRA termination coverage period, (y) the end of the 24th month following the Termination Date, or (z) the date you secure subsequent employment with comparable medical and dental coverage.  You shall provide at least five business days advance written notice to SureWest informing SureWest when you become eligible for other comparable medical and dental coverage in connection with subsequent employment.  In addition, if periodically requested by SureWest, you will provide SureWest with written confirmation that you have not become eligible for comparable medical and dental coverage.

(ii)                                  SureWest shall continue to provide you, for 24 months following your Termination Date, with the same level of accident (AD&D) and life insurance benefits upon substantially the same terms and conditions (including contributions required by you for such benefits) as existed immediately prior to the Termination Date (or, if more favorable to you, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided, however, that these benefits shall only be provided to the extent that the aggregate amount of taxable premiums that are paid by SureWest on your behalf do not exceed the limit set forth in Code Section 402(g)(1)(B) in effect for calendar year in which your Termination Date occurs.

(d)         Retirement Benefits. Your vested accrued benefits under any Retirement Plan shall be distributed in the time, form and manner as you elect pursuant to the applicable provisions of such plans.

(e)          Outplacement Services.  SureWest shall provide you with reasonable outplacement services suitable to your position for a period of 12 months following your Termination Date or, if earlier, until your first acceptance of an offer of employment.  You shall provide at least five business days advance written notice to SureWest informing SureWest when you have accepted an offer of employment.

(f)           409A Short-Term Deferral.  The payments described in Sections 2(a) and (b) are intended to comply with the short-term deferral exemption under Section 409A of the Code.

3.              Withholding Taxes.  SureWest may withhold from all payments or benefits due to you hereunder or under any other plan or arrangement of the Companies all taxes which, by applicable federal, state, local or other law, SureWest determines it is required to withhold therefrom.

4.              Parachute Payment Taxes.  Notwithstanding any other provision of this Agreement or any such other agreement or plan, if any portion of the Total Payments would constitute an Excess Parachute Payment and therefore would be nondeductible to SureWest by reason of the operation of Code Section 280G relating to golden parachute payments and/or would be subject to the golden parachute excise tax (“Excise Tax”) by reason of Section 4999 of the Code, then the full amount of the Total Payments shall not be provided to you and you shall instead receive the Reduced Total Payments.

If the Total Payments must be reduced to the Reduced Total Payments as provided in the previous paragraph, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a “parachute payment” (as defined under Code Section 280G and its regulations); (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount in not treated as a parachute payment; (3) cancellation of any accelerated vesting of equity awards; and (4) reduction of any continued employee benefits.  In selecting the equity awards (if any) for which vesting will be reduced under clause (3) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of Reduced Total Payments provided to you, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A of the Code, awards instead shall be selected in the reverse order of the date of grant.  For the avoidance of doubt, for purposes of measuring an equity compensation award’s value to you when performing the determinations under the preceding paragraph, such award’s value shall equal the then aggregate fair market value of the vested shares underlying the award less any aggregate exercise price less applicable taxes.  Also, if two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.  In no event shall (i) you have any discretion with respect to the ordering of payment reductions or (ii) SureWest be required to gross up any payment or benefit to you to avoid the effects of the Excise Tax or to pay any regular or excise taxes arising from the application of the Excise Tax.

All mathematical determinations and all determinations of whether any of the Total Payments are Parachute Payments that are required to be made under this Section 4, shall be made by a nationally recognized independent audit firm selected by SureWest (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to SureWest and to you.  Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code.  As expressly permitted by Treasury Regulations section 1.280G-1 Q/A-32, with respect to performing any present value calculations that are required in connection with this Section 4, you and SureWest each affirmatively elect to utilize the Applicable Federal Rates (“AFR”) that are in effect as of the Effective Date and the Accountants shall therefore use such AFRs in their determinations and calculations.  SureWest shall pay the fees and costs of the Accountants which are incurred in connection with this Section 4.

5.              Covenant and Conditions.  As a condition precedent to and in consideration of your receipt of the payments and benefits set forth above:

(a)         You agree to return all property of SureWest within 10 days of your termination of employment for any reason.  This includes (i) all documents, data, materials, details, and copies thereof in any form (electronic or hard copy) that are the property of SureWest or were created using SureWest resources or during any hours worked for SureWest including, without limitation, any data referred to in Section 5(e) and (ii) all other property of SureWest including, without limitation, all computer equipment, and associated passwords, property passes, keys, hardware keys, credit cards, and identification badges.

(b)         You agree that you shall not directly recruit or solicit any current employee of SureWest to leave the employ of SureWest for one year following the date of your termination of employment for any reason.  The term “directly” as used in this Section 5(b) shall mean that you shall not initiate such discussions with a then current employee of the Companies.

(c)          You agree to cooperate with SureWest and to provide all information that SureWest may hereafter reasonably request with respect to any matter involving your present or former relationship with SureWest, the work you have performed, or present or former employees of SureWest so long as such requests do not unreasonably interfere with any other job or important personal activity in which you are engaged.  SureWest agrees to reimburse you for all reasonable out-of-pocket costs you incur in connection therewith.

(d)         You agree that, with regard to all confidential technical, business, tax, financial or proprietary knowledge and information you may have obtained while employed by SureWest (“Proprietary Information”), you will not at any time disclose any such Proprietary Information to any person, firm, corporation, association, governmental agency, employee, or entity or use any such Proprietary Information for your own benefit or for the benefit of any other person, firm, corporation, or other entity, except SureWest and except as may be required by court order or subpoena.  You agree to notify the SureWest Office of General Counsel at the address noted above as soon as practicable after your receipt of such a court order or subpoena.  For purposes of this Agreement, the term “Proprietary Information” does not include information that is in the public domain. For purposes of this Agreement, the term “Proprietary Information” shall include, but not be limited to, non-public aspects of all information about or relating to SureWest which:

(i)                                     relates to specific matters such as trade secrets, pricing and advertising techniques or strategies, research and development activities, software development, market development, exchange registration, SureWest’s costs, expenses, human resources or other employment issues, matters relating to pending litigation, any matters pertaining to pending, past or future mergers, studies, market penetration plans, listing retention plans and strategies, marketing plans and strategies, financial information, communication and/or public relations products, plans, programs, and strategies, financial formulas and methods relating to SureWest’s business, computer software programs, accounting policies and practices, tax information, information from and about tax returns, tax strategies, policies and methods, and all strategic plans or other matters, strategies, and financial or operating information pertaining to clients, lenders, customers, counsel, or transactions as they may exist from time to time which you may have acquired or obtained directly or indirectly by virtue or your employment with SureWest; and/or,

(ii)                                  is known to you from your confidential employment relationship with SureWest.

The information described above shall be presumed to constitute “Proprietary Information,” except to the extent that the same information: (i) was known to you prior to your employment with SureWest as evidenced by written records in your possession prior to such disclosure; (ii) was lawfully disclosed to you following the end of your employment with SureWest by a third party under no obligation of confidentiality; or (iii) is generally known and available to all persons in the securities industry.

(e)          You agree that you shall not issue, circulate, publish or utter any false or disparaging, statement, remarks, opinions or rumors (whether written or oral) about SureWest or its shareholders unless giving truthful testimony under subpoena or court order.  Notwithstanding the preceding or any other provision of this Agreement to the contrary, you may provide truthful information to any government agency or self-regulatory organization with or without subpoena or court order.

(f)            You agree to cancel, terminate and rescind any previous contract or agreement which provides for any benefits on a Change in Control and that your execution of this Agreement shall effectuate a termination, cancellation and rescinding of any such agreement.

6.               Breach of Agreement.  If you materially breach or threaten to materially breach this  Agreement, including but not limited to your obligations in Section 5, above and/or commence a suit or action or complaint in contravention of the release attached as Exhibit A, you acknowledge that SureWest’s obligation to make the payments and/or provide the benefits referred to above shall immediately cease, and that SureWest shall have, in addition to all other rights or remedies provided in law or in equity by reason of your material breach, the right to seek the return of all payments and benefits paid pursuant to this Agreement unless prohibited by applicable law or regulation.  You specifically agree and acknowledge that SureWest, after affording you reasonable, written notice of the material breach or threatened material breach of this Agreement and of the reasonable opportunity to cure, has the right to cease performing their obligations under this Agreement in advance of any determination of material breach by a court of competent jurisdiction.  If SureWest ceases performing its obligations due to such material breach or threatened material breach and a court of competent jurisdiction later determines that such action was without right, SureWest agrees to pay you all monies thus withheld plus simple interest at the prime rate in effect at the time the payments ceased and your reasonable costs and expenses incurred in such action (including attorney fees) and performing their obligations due to such material breach or threatened material breach and a court of competent jurisdiction later determines that a breach occurred and that such action was thus appropriate and permitted under this Agreement, you agree to pay, in addition to such other costs as court may direct, all of SureWest’s reasonable costs and expenses, including attorney’s fees, unless prohibited by applicable law or regulation.

7.               Binding Agreement; Successors.  SureWest shall require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of SureWest, by written agreement to expressly assume and agree to perform this Agreement in the same manner and to the same extent that SureWest would be required to perform it if no such succession had taken place.  This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.  If you die while any amounts would be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by you to receive such amounts or, if no person is so appointed, to your estate.  All provisions of this Agreement are subject to and governed by the terms of the Plan.  In the event of any conflict in terms between the Plan and this Agreement, the terms of the Plan shall prevail and govern.  The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements of the parties with respect to such subject matter.  No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

8.               Governing Law and Miscellaneous.  Any dispute between the parties must be resolved pursuant to the claims procedures and other processes articulated in the Plan.  This Agreement is governed by ERISA and, to the extent applicable, the laws of the State of California, without reference to the conflict of law provisions thereof.  Should a court of competent jurisdiction find that any provision of this Agreement is void, voidable, illegal, or unenforceable, no other provision shall be affected thereby and the balance shall be interpreted in a manner that gives effect to the intent of the parties.  The parties agree that the normal rule of construction that holds that all ambiguities are construed against the drafting party will not apply to the interpretation of this Agreement.  You and SureWest acknowledge that this, along with the release attached as Exhibit A, and any award agreements you entered into under any SureWest equity compensation plan, is our entire agreement.  You and SureWest further acknowledge that the headings in this Agreement are for convenience only and have no bearing on the meaning of this Agreement.

9.               Code Section 409A.  This Agreement is intended to comply with the applicable requirements of Code Section 409A and shall be limited, construed and interpreted in a manner so as to comply therewith.  Notwithstanding the foregoing, you and SureWest agree to consent to any amendments that are reasonably necessary or advisable to comply with Code Section 409A or an exemption therefrom.  Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A.  While it is intended that all payments and benefits provided under this Agreement to you will be exempt from or comply with Code Section 409A, SureWest makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Code Section 409A.  SureWest will have no liability to you or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant.  You further understand and agree that you will be entirely responsible for any and all taxes on any benefits payable to you as a result of this

Agreement.  In addition, if upon your Termination Date, you are then a “specified employee” (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, SureWest shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following your Separation from Service under this Agreement until the earlier of (i) the first business day of the seventh month following your Termination Date or (ii) ten (10) days after SureWest receives written notification of your death.  Any such delayed payments shall be made without interest.

10.         Term.  This Agreement is effective on February 07, 2011 (the “Effective Date”) and, subject to the next sentence, it shall terminate on the earlier of February 07 2014 (“Expiration Date”), or the date when SureWest has satisfied all of its obligations (if any) owed to you under this Agreement, or upon your termination of employment if such termination is not a Qualifying Termination.  Notwithstanding the foregoing, if either (i) the Protected Period has commenced (and not completed) before the Expiration Date or (ii) a Qualifying Termination has occurred before the Expiration Date, then this Agreement shall instead terminate on the date when SureWest has satisfied all of its obligations (if any) owed to you under this Agreement.

Please sign this Agreement, retain a copy for your records and return the signed original to Darla Yetter.  By signing below, you acknowledge that you (i) have received a copy of the Plan and its Summary Plan Description, (ii) understand the terms of the Plan and this Agreement, (iii) are voluntarily entering into this Agreement and (iv) are agreeing to be bound by the terms of the Plan and this Agreement.

Sincerely,

Agreed and Acknowledged:

/s/ Fred A. Arcuri

/s/ L. Scott Sommers

/s/ Scott K. Barber

/s/ Dan T. Bessey

/s/ Edwin B. Butler

/s/ Timothy J. Dotson

/s/ Peter C. Drozdoff

/s/ Kenneth E. Johnson

/s/ Karlyn S. Oberg

/s/ Darla J. Yetter

EXHIBIT A

GENERAL RELEASE AND COVENANT NOT TO SUE

Reference is made to that certain Change in Control Agreement (the “CIC Agreement”) entered into as of February 07, 2011, by and between SureWest Communications (the “Company”) and you (“Employee”).  Capitalized terms not defined herein shall have the meaning ascribed to such terms in the CIC Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, as set forth in the CIC Agreement (which is incorporated herein by reference as if set forth fully herein and made a part hereof), the receipt, sufficiency and adequacy of which is hereby acknowledged by Employee’s signature below, Employee agrees as follows:

1.             Acknowledgement and Release.  Employee on behalf of Employee and Employee’s heirs, successors and assigns, hereby fully and completely releases and waives any and all claims, complaints, causes of action or demands of whatever kind which Employee has or may have against the Company, its predecessors, successors, current and former parent entities, owners, shareholders, subsidiaries and affiliates and all officers, employees, board members and agents of those persons and companies (the “Released Parties”), arising out of any employment or other matters between Employee and the Company and/or its subsidiaries or affiliates occurring prior to Employee’s execution of this release (“Release”) other than the following claims Employee may have: (i) under the CIC Agreement, (ii) for vested benefits accrued under any employee benefit plan of the Company or its subsidiaries or affiliates, (iii) to receive indemnification from the Company and/or its subsidiaries or affiliates, whether pursuant to applicable law or contract, for acts, events, or omissions arising during the term of Employee’s employment or service with the Company or to coverage under any Company directors and officers liability insurance policy, (iv) to any claims that cannot be waived as a matter of law including without limitation claims for workers’ compensation insurance or unemployment insurance benefits or to continued participation in the Company’s health plans pursuant to the terms and conditions of COBRA or any comparable law or to 401(k) plan contributions or other vested entitlements pursuant to any ERISA governed benefit plan maintained by or on behalf of the Company, or (v) to any new claim based on facts or actions that take place after the effective date of this Release.

Employee understands and agrees that this Release is a full and complete waiver of all claims including, without limitation, claims to attorneys’ fees and costs, claims of wrongful discharge, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, harassment, retaliation, discrimination, violation of public policy, defamation, invasion of privacy, interference with a leave of absence, personal injury or emotional distress and claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (ADEA), as amended by Older Workers Benefit Protection Act of 1990, the

California Labor Code, the California Fair Employment and Housing Act, the California Family Rights Act, the Family Medical Leave Act, the Employee Retirement Income Security Act of 1974,the National Labor Relations Act or any other federal or state law or regulation relating to employment or employment discrimination.  Employee further understands and agrees that this waiver includes all claims, known and unknown, to the greatest extent permitted by applicable law.

Employee also hereby agrees that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by the parties.

In addition, Employee hereby expressly waives any and all rights and benefits conferred upon Employee by the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

2.             Covenant Not to Sue.

(a)           To the fullest extent permitted by law, except as set forth in Sections 2(b) and (c) below, at no time subsequent to the date this Release becomes effective shall Employee pursue or prosecute (or cause or knowingly permit the pursuit or prosecution of) any claim released under this Release (a “Released Claim”) in (1) any state, federal or foreign court, (2) any local, state, federal or foreign administrative agency, or (3) any other tribunal.

(b)           Section 2(a) shall not prohibit Employee from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or Department of Fair Employment and Housing (DFEH) or participating in an investigation or proceeding conducted by the EEOC or DFEH.  However, Employee understands and agrees that while Employee may participate in such an investigation or proceeding, Employee is waiving his right to recover in any such action Employee might commence or that may be commenced on Employee’s behalf before the EEOC or DFEH.

(c)           Section 2(a) shall not prohibit Employee from challenging whether any Released Claim covered by the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act of 1990 was effectively released in accordance with the requirements of such laws.  However, Employee understands and agrees that while Employee may challenge the validity of such release, unless such release is found to be invalid, Employee is waiving his/her right to recover with respect to all Released Claims (including those covered by the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act of 1990) under this Release.

(d)           If Employee breaches the provisions of Section 2(a), Employee will pay for all costs incurred by the Released Parties, including reasonable attorneys’ fees, in defending against such claim.

3.         Other Provisions.

(a)           If any provision of this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the full extent permitted by law.

(b)           This Release constitutes the entire agreement between Employee and the Company with regard to the subject matter of this Release.  It supersedes any other agreements, representations or understandings, whether oral or written and whether express or implied, which relate to the subject matter of this Release.  Employee and the Company understand and agree that this Release may be modified only in a written document signed by Employee and an authorized officer of the Company.

(c)           Employee understands that Employee has the right to consult with an attorney before signing this Release.  Employee also understands that, as provided under ADEA, as amended by the Older Workers Benefit Protection Act of 1990, Employee has at least 21 days after receipt of this Release to review and consider this Release, discuss it with an attorney of Employee’s own choosing, and decide to execute it or not execute it.  Employee also understands that Employee may revoke this Release during a period of seven days after Employee signs it and that this Release will not become effective for seven days after Employee signs it (and then only if Employee does not revoke it).  In order to revoke this Release, within seven days after Employee executes this Release, Employee must deliver to the Company, care of its General Counsel, a signed letter stating that Employee is revoking it, in which case this Release will have no effect.

(d)           Employee agrees not to disclose to others the terms of this Release, except that Employee may disclose such information to Employee’s spouse and Employee may disclose such information to Employee’s attorneys or accountants in order for such attorneys or accountants to render services to Employee related to this Release.

(e)           Employee states that before signing this Release, Employee:

•                              Has read it,

•                              Understands it,

•                              Knows that he or she is giving up important rights,

•                              Is aware of his or her right to consult an attorney before signing it, and

•                              Has signed it knowingly and voluntarily.

EMPLOYEE

[NAME]

Date:

SUREWEST COMMUNICATIONS

By:
[NAME], [TITLE]

Date: